SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------
                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)*


                                  Visicu, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $.0001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  92831L 20 4
                        ---------------------------------
                                 (CUSIP Number)


                               December 31, 2006
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.92831L 20 4                  13G                    Page 2 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Sterling Venture Partners, L.P.
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION



________________________________________________________________________________
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          3,278,616
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,278,616
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,278,616
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

CUSIP No.92831L 20 4                  13G                    Page 3 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Sterling Venture Partners, LLC
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     Delaware
________________________________________________________________________________
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          3,278,616
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,278,616
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,278,616
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________

CUSIP No.92831L 20 4                  13G                    Page 3 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Michael Bronfein
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           60,000
               _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          3,278,616
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         60,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,278,616
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,338,616
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No.92831L 20 4                  13G                    Page 5 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Eric Becker
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          3,278,616
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,278,616
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,278,616
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No.92831L 20 4                  13G                    Page 6 of 12 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Daniel Rosenberg
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
________________________________________________________________________________
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          3,278,616
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,278,616
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     3,278,616
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No.92831L 20 4                  13G                    Page 7 of 12 Pages


ITEM 1(a).  NAME OF ISSUER:

            Visicu, Inc. (the "Issuer").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            217 East Redwood Street, Suite 1900
            Baltimore, Maryland 21202-3315

ITEM 2(a).  NAME OF PERSON FILING:

            This statement is filed by Sterling Venture Partners, L.P., a Delaware limited partnership ("SVP"); Sterling Venture Partners, LLC, a Delaware limited liability company ("Sterling LLC") (collectively with SVP, the "Reporting Entities"); Michael Bronfein ("Bronfein") and Eric Becker, each a managing member of Sterling LLC (collectively, the "Managing Members"); and Daniel Rosenberg, a member of Sterling LLC (collectively with the Managing Members, the "Members"). The Reporting Entities and the Members are collectively referred to as the "Reporting Persons."

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

            The principal address for the Reporting Persons is 6225 Smith Avenue, Suite 210, Baltimore, Maryland 21209.

ITEM 2(c).  CITIZENSHIP:

            SVP is a limited partnership organized under the laws of the state of Delaware. Sterling LLC is a limited liability company organized under the laws of the state of Delaware. Each of the Members is a citizen of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.0001 par value (the "Common Stock").

ITEM 2(e).  CUSIP Number: 92831L 20 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a) Amount Beneficially Owned:

            SVP is the record holder of 3,278,616 shares of Common Stock of the Issuer as of December 31, 2006 (the "Record Shares"). As the sole general partner of SVP, Sterling LLC may be deemed to beneficially own the Record Shares. In their capacities with Sterling LLC, each Member may also be deemed to beneficially own the Record Shares. In addition, as of December 31, 2006, Bronfein is the record holder of 60,000 shares of Common Stock (the "Bronfein Shares"). Accordingly, Bronfein may be deemed to be the beneficial owner of the

CUSIP No.92831L 20 4                  13G                    Page 8 of 12 Pages

            Bronfein Shares in addition to the Record Shares for a total of 3,338,616 shares of Common Stock.

            Each Reporting Person disclaims beneficial ownership of any shares of the Issuer, except for SVP with respect to the Record Shares and except for Bronfein with respect to the Bronfein Shares.

            (b) Percent of Class:

            Each Reporting Person other than Bronfein: 10.2%. Bronfein: 10.3%. The foregoing percentages are calculated based on the 32,289,325 shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 1, 2006.

            (c) Number of shares as to which such person has:

            (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                 0 shares for each Reporting Person except Bronfein. 60,000 shares for Bronfein which includes the Bronfein Shares.

            (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                 Each of the Reporting Persons: 3,278,616.

            (iii)SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                 0 shares of each Reporting Persons except Bronfein. 60,000 shares for Bronfein which includes the Bronfein Shares.

            (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                 Each of the Reporting Persons: 3,278,616.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.

ITEM 8.  IDENTIFICATION  AND  CLASSIFICATION  OF MEMBERS OF THE GROUP.

         Not applicable. The Reporting Persons expressly disclaim membership in a group as used in Rule 13d-1(b)(ii)(J).

CUSIP No.92831L 20 4                  13G                    Page 9 of 12 Pages


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


ITEM 10.  CERTIFICATIONS.

         Not applicable.

CUSIP No.92831L 20 4                  13G                    Page 10 of 12 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 5, 2007

STERLING VENTURE PARTNERS, L.P.


By: Sterling Venture Partners, LLC, its General Partner

By:  *
     ------------------------
     Name:  Michael Bronfein
     Title: Managing Member

STERLING VENTURE PARTNERS, LLC

By:  *
     ------------------------
     Name:  Michael Bronfein
     Title: Managing Member

*
------------------------------------
Michael Bronfein

*
------------------------------------
Eric Becker

*
------------------------------------
Daniel Rosenberg

*By:  /s/ JEFFREY SCHECHTER
      --------------------------------------
      Jeffrey Schechter, as Attorney-in-Fact


------------------------------------------------------------------------------
This Schedule 13G was executed by Jeffrey Schechter pursuant to Powers of Attorney attached hereto as EXHIBIT 2 and incorporated herein by reference.

CUSIP No.92831L 20 4                  13G                    Page 11 of 12 Pages


                                                                      EXHIBIT 1

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Visicu, Inc.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date:  February 5, 2007

STERLING VENTURE PARTNERS, L.P.

By: Sterling Venture Partners, LLC, its General Partner

By:  *
     ------------------------
     Name:  Michael Bronfein
     Title: Managing Member

STERLING VENTURE PARTNERS, LLC

By:  *
     ------------------------
     Name:  Michael Bronfein
     Title: Managing Member

*
------------------------------------
Michael Bronfein

*
------------------------------------
Eric Becker

*
------------------------------------
Daniel Rosenberg

*By:  /s/ JEFFREY SCHECHTER
      --------------------------------------
      Jeffrey Schechter, as Attorney-in-Fact


--------------------------------------------------------------------------------
This Agreement was executed by Jeffrey Schechter pursuant to Powers of Attorney attached as EXHIBIT 2 hereto and incorporated herein by reference.

CUSIP No.92831L 20 4                  13G                    Page 12 of 12 Pages


                                                                      EXHIBIT 2

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey Schechter his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner or manager of any partnership or limited liability company, pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 2nd day of February, 2007.

                                          /s/ MICHAEL BRONFEIN
                                          -------------------------------
                                          Michael Bronfein

                                          /s/ ERIC BECKER
                                          -------------------------------
                                          Eric Becker

                                          /s/ DANIEL ROSENBERG
                                          -------------------------------
                                          Daniel Rosenberg